Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Seagen Inc. (formerly known as Seattle Genetics, Inc.) of our report dated February 6, 2020 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Seagen Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

December 28, 2020